Exhibit 5.1
January 8, 2008
Williams Pipeline Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172
Ladies and Gentlemen:
     We have acted as special counsel to The Williams Companies, Inc., the sole member of Williams Gas Pipeline Company LLC, the sole member of Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Partnership of up to an aggregate of 18,687,500 common units representing limited partner interests in the Partnership (the “Common Units”).
     As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied upon a certificate and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters.
     Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement on Form S-1 (Commission File No. 333-146015), as amended, relating to the Common Units (the “Registration Statement”), will be duly authorized, validly issued, fully paid and non-assessable.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). We hereby consent to the reference to us under the heading “Validity of the Common Units” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ Holland & Hart LLP